Exhibit 99.1

Broder Bros., Co. Announces First Quarter 2004 Results

Philadelphia, PA – May 11, 2004 – Broder Bros., Co. (the “Company”) today announced results for its quarter ended March 27, 2004. On September 22, 2003, the Company acquired Alpha Shirt Holdings, Inc. (“Alpha”), the parent of Alpha Shirt Company. Results herein include the results of Alpha from the acquisition date of September 22, 2003 through December 27, 2003. Pro forma results reflect the operations of Broder, Alpha and other acquired businesses for the full periods presented.

Actual Results

For the first quarter 2004, net sales were $176.8 million compared to $75.9 million for the first quarter 2003. Loss from operations for the first quarter 2004 was $(0.8) million, compared to a loss from operations of $(1.8) million for the first quarter 2003. Net loss was $(4.9) million for the first quarter 2004, compared to a net loss of $(2.5) million for the first quarter 2003. These results include the impact of certain 2004 restructuring and integration related charges discussed below.

Pro Forma Results

First quarter 2004 net sales of $176.8 million improved over pro forma net sales of $166.4 million for the first quarter 2003. The first quarter 2004 loss from operations of $(0.8) million was flat as compared to the first quarter 2003 pro forma loss from operations. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.0 million for the first quarter 2004, improved over pro forma EBITDA of $3.9 million for the first quarter 2003.

Restructuring and Integration Activities

First quarter 2004 results included $0.7 million of severance related restructuring charges incurred in connection with the 2003 corporate headquarters consolidation plan. First quarter 2004 results also included additional warehousing, selling and administrative costs of $0.5 million which are directly attributable to the Company’s ongoing integration efforts, including expenses related to the information systems integration, integration related travel and relocation of certain key personnel to the Philadelphia headquarters.

On May 10, 2004 the Company successfully completed the second of four stages of its information systems integration plan. This stage integrated the Broder and Alpha purchasing, forecasting and inventory control and costing systems. As previously announced, the Company’s restructuring and integration activities are expected to continue throughout 2004. In addition to the information systems and corporate headquarters consolidation plans, and the distribution center closures in fiscal year 2003, the Company has identified two additional duplicative distribution centers which it intends to close by the end of 2004, as previously announced.

Segment Results

The Company has two operating segments. The Broder division generated first quarter 2004 net sales of $79.8 million and gross profit of $11.7 million. The Alpha division generated first quarter 2004 net sales of $97.0 million and gross profit of $19.4 million.

On a pro forma basis, the Broder division generated first quarter 2003 net sales of $78.1 million and gross profit of $12.4 million, and the Alpha division generated first quarter 2003 net sales of $88.3 million and gross profit of $15.5 million.

Business Outlook

“We are pleased to report solid first quarter results and continued progress in our integration and growth strategy,” said Vince Tyra, Chief Executive Officer of Broder Bros., Co. “Pro forma EBITDA increased by 33%, excluding the effect of restructuring and integration related charges. This was driven by our ability to successfully execute on our multi-brand strategy, which enabled us to achieve a 6% increase in pro forma revenues during a period in which average selling prices continued to decline. For the balance of the year, we expect average selling prices to continue to reflect declines relative to last year due to capacity and operating efficiency dynamics within our supplier base, net of increased raw material costs to the supplier base. For this reason, we continue to invest in our direct sourced brands, anchored by the success and momentum of our Devon & Jones brand which has doubled its volume in 2004 relative to 2003.”

Selected Balance Sheet Information

(dollars in millions) Unaudited	March 27, 2004	December 27, 2003	March 29, 2003 (1)
Accounts Receivable	71.9	67.5	65.0
Inventory	152.6	131.6	148.4
Accounts Payable	112.0	80.2	109.8

Revolving Credit Debt	85.0	85.9	nm
Senior Notes	175.0	175.0	nm
Shareholders' Equity	60.0	64.9	nm

(1)	The pro forma financial information at March 29, 2003 is provided for comparison purposes only and was calculated by aggregating historical accounts of Broder, Alpha and T-Shirts & More, Inc. together without additional adjustments.
nm	Information is not meaningful in the context of the significant changes to the Company’s capitalization as a result of the Alpha acquisition.

Conference Call

The Company will conduct a conference call today at 1:30 p.m. Eastern Time to discuss its first quarter 2004 results. The domestic dial-in number for the call is (800) 915-4836.

For those unable to participate in the conference call, a replay will be available beginning today at 3:00 p.m. Eastern Time until May 17, 2004 at 11:59 p.m. Eastern Time. To access the replay, dial (800) 428-6051. The access code is 355568.

About Broder Bros., Co.

Broder Bros., Co. owns and operates two leading brands in the imprintable sportswear industry: “Broder” and “Alpha”. Through these two long-standing and well-recognized industry leaders, the Company operates 16 distribution centers, strategically located throughout the United States, with the capability to ship over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small-order sizes, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

Both the Broder and Alpha brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Nike Golf, Champion, Columbia Sportswear, Perry Ellis and Weatherproof. The Company has also developed proprietary brands including Devon & Jones, Authentic Pigment, Luna Pier, HYP and Desert Wash.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, and T-Shirts & More and Alpha Shirt Company in 2003.

Broder Bros., Co. headquarters are located at 401 E. Hunting Park Ave., Philadelphia, PA 19124. Further information can be found on the Company’s web-sites: www.broderbros.com and www.alphashirt.com.

About Bain Capital

Established in 1984, Bain Capital is one of the world’s leading private investment firms with over $16 billion in assets under management. Bain Capital’s family of funds includes private equity, venture capital, public equity and leveraged debt assets. Bain Capital’s competitive advantage is grounded in a people-intensive, value-added investment approach that enables the firm to deliver industry-leading returns for its investors.

Forward Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intent,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of Alpha and our organizational changes; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers: (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; and (l) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

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Contact Information: Vincent Tyra, CEO or David Hollister, CFO: (215) 291-6140

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 27, 2004 AND MARCH 29, 2003

(dollars in millions)

(Unaudited)

	Actual 2004	Actual 2003	Pro Forma 2003 *
Net sales	$176.8	$75.9	$166.4
Cost of sales	145.7	64.0	138.5

Gross profit	31.1	11.9	27.9

Warehousing, selling and administrative expenses	26.4	12.0	24.1
Management fee	—	0.2	—
Restructuring charges	0.7	—	—
Depreciation and amortization	4.8	1.5	4.6

Operating expenses	31.9	13.7	28.7

Loss from operations	(0.8)	(1.8)	(0.8)

Interest expense, net	7.3	2.3	6.7
Other expense (income)	—	(0.1)	(0.1)

Total other expense	7.3	2.2	6.6

Loss before income taxes	(8.1)	(4.0)	(7.4)

Income tax benefit	(3.2)	(1.5)	(2.8)

Net loss	$(4.9)	$(2.5)	$(4.6)

Reconciliation to EBITDA

Interest expense, net	7.3	2.3	6.7

Income tax benefit	(3.2)	(1.5)	(2.8)

Depreciation and amortization	4.8	1.5	4.6

EBITDA	$4.0	$(0.2)	$3.9

*	The Company acquired substantially all of the assets of T-Shirts & More, Inc. in June 2003 and all of the outstanding capital stock of Alpha Shirt Holdings, Inc. in September 2003. Pro forma 2003 results present the results from operations as if Broder Bros., Co. had completed these acquisitions on the first day of its fiscal 2003 year. For additional information, see Note 4 to the consolidated financial statements which are included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on April 16, 2004 and declared effective by the SEC on April 20, 2004.

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.